Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – November 2, 2006 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended September 30, 2006.

Net loss under generally accepted accounting principles (GAAP) for the quarter ended September 30, 2006 was $25.2 million, or $0.30 per share, compared to $22.8 million, or $0.29 per share, for the comparable period in 2005. Non-GAAP net loss for the third quarter was $20.9 million, or $0.25 per share, compared to $22.5 million, or $0.28 per share for the comparable period in 2005. Non-GAAP net loss for the quarter ended September 30, 2006 excludes stock-based compensation expense of $4.1 million and amortization of intangibles of $0.2 million. A reconciliation of GAAP net loss to non-GAAP net loss for both periods is included at the end of this press release.

Revenues for the quarter ended September 30, 2006 were $23.5 million, compared to $14.4 million for the comparable period in 2005. The increase in revenues from 2005 to 2006 was primarily due to revenue recognition associated with our new collaboration agreements with Sankyo Company, Bristol-Myers Squibb Company and Wyeth Pharmaceuticals Division. This increase was partially offset by the conclusion of our development activities under the Helsinn Healthcare SA license agreement in January 2006.

Research and development expenses for the quarter ended September 30, 2006 were $46.0 million, compared to $35.2 million for the comparable period in 2005. The increase from 2005 to 2006 was primarily due to increased development expenses associated with the expansion of our clinical trial activity and the advancement of our compounds through preclinical development as well as employee stock-based compensation expense of $2.5 million.

General and administrative expenses for the quarter ended September 30, 2006 were $8.8 million, compared to $6.8 million for the comparable period in 2005. The increase from 2005 to

2006 was primarily due to employee stock-based compensation expense of $1.5 million and higher personnel-related expenses to support our expanding operations.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $154.4 million at September 30, 2006, compared to $210.5 million at December 31, 2005.

Business Update

•	We initiated a Phase 2 clinical trial for XL647 in patients with non-small cell lung cancer who have not previously been treated with chemotherapy in August.

•	We filed an investigational new drug application (IND) for XL228, a novel anticancer compound designed to inhibit the insulin-like growth factor type-1, Src and Abl tyrosine kinases in August.

•	We filed an IND for XL281, a novel anticancer compound designed to potently inhibit the RAS/RAF/MEK/ERK signaling pathway in October.

•	We closed a public equity offering of 11.5 million shares of common stock at a public offering price of $8.40 per share in October. The aggregate net proceeds of the offering, after payment of underwriting discounts and estimated offering expenses, are approximately $90.5 million.

•	On November 2, the company announced that it suspended enrollment of new patients into the XL999 clinical trial program until further data have been collected and analyzed. Exelixis suspended enrollment after a preliminary review of patient data relating to adverse events for the month of October showed an apparent increase in the rate of serious cardiovascular events compared to the period prior to October.

“We continued to execute on all fronts this quarter - we advanced our clinical development pipeline, our proprietary pre-clinical compounds continued to move forward, and we made substantial progress on a number of business transactions,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “As discussed in our press release issued this morning, we noted an apparent increase in the frequency of cardiovascular events among patients treated with XL999 during October. We are still in the process of collecting and analyzing the data, but in the interim we felt that it is prudent to halt enrollment of new patients in this trial. We will continue to provide drug to patients already enrolled in the trial, and we will provide updates once we have had a chance to analyze the data.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s third quarter 2006 financial results as well as general business updates during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, November 2, 2006. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase 3 (XL119, exclusively out-licensed to Helsinn Healthcare S.A), Phase 2, and Phase 1 clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to Exelixis’ clinical development plans. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of product candidates to demonstrate safety and efficacy in clinical testing; the ability of Helsinn Healthcare S.A. to conduct the Phase 3 clinical trial of XL119 sufficient to achieve FDA approval; the ability to complete and initiate trials at the referenced times; the ability to conduct clinical trials sufficient to achieve a positive completion; the ability to file INDs at the referenced times; the ability of Exelixis to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended June 30, 2006 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Contract	$13,347	$10,279	$42,609	$45,323
License	10,193	4,121	26,290	16,261

Total revenues	23,540	14,400	68,899	61,584

Operating expenses:
Research and development	46,048	35,202	133,344	105,091
General and administrative	8,843	6,819	27,834	20,173
Amortization of intangibles	210	271	722	815

Total operating expenses	55,101	42,292	161,900	126,079

Loss from operations	(31,561)	(27,892)	(93,001)	(64,495)
Other income (expense):
Interest income	1,892	1,581	5,829	3,555
Interest expense	(1,071)	(1,550)	(3,943)	(4,647)
Other income (expense), net	(3)	—	(29)	190

Total other income (expense)	818	31	1,857	(902)

Loss before noncontrolling interest	(30,743)	(27,861)	(91,144)	(65,397)
Loss attributed to noncontrolling interest	5,546	5,086	14,834	5,515

Net loss	$(25,197)	$(22,775)	$(76,310)	$(59,882)

Net loss per share, basic and diluted	$(0.30)	$(0.29)	$(0.91)	$(0.77)

Shares used in computing basic and diluted net loss per share	84,178	79,540	83,972	77,288

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP net loss	$(25,197)	$(22,775)	$(76,310)	$(59,882)
Stock-based compensation expense	4,076	29	13,155	35
Non-cash charges for amortization of intangibles	210	271	722	815

Non-GAAP net loss	$(20,911)	$(22,475)	$(62,433)	$(59,032)

Non-GAAP net loss per share, basic and diluted	$(0.25)	$(0.28)	$(0.74)	$(0.76)

Shares used in computing basic and diluted Non-GAAP net loss per share	84,178	79,540	83,972	77,288

(1)	These non-GAAP amounts are intended to illustrate the company’s results from operations excluding certain non-cash charges, such as: (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations because, in management’s view, it provides an additional tool to investors to evaluate the company’s continuing operations, including its ability to meet future obligations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2006	December 31, 2005 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$154,394	$210,499
Working capital	$60,087	$86,463
Total assets	$270,657	$332,712
Stockholders’ equity (deficit)	$(19,598)	$33,543

(1)	Derived from the audited consolidated financial statements

(2)	These amounts include investments held by Symphony Evolution, Inc. of $59.7 million and $34.0 million and restricted cash and investments of $11.2 million and $12.7 million as of September 30, 2006 and December 31, 2005, respectively.

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